June 17, 2020

Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

The registration statement to which this opinion relates (the “Registration Statement”) is registering the offer and sale of the following amounts of shares of Common Stock, $0.001 par value per share (the "Common Stock"), of Redfin Corporation, a Delaware corporation (“Redfin”), by the selling stockholder named in the Registration Statement.

•4,484,305 shares issued on April 1, 2020 to Durable Capital Master Fund LP (the "Private Placement Shares")

•up to 2,050,230 shares issuable upon conversion or redemption of Redfin’s Series A Convertible Preferred Stock, $0.001 par value per share (the "Series A Convertible Preferred Stock") issued on April 1, 2020 (the "Conversion Shares")

•up to 571,947 shares issuable as dividends with respect to the Series A Convertible Preferred Stock issued on April 1, 2020 (the "Dividend Shares")

In providing this opinion, I have (i) examined originals, or certified copies, of records of Redfin and certificates of public officials that I deemed necessary or appropriate as a basis for the opinion and (ii) assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

Based on the foregoing, I am of the opinion that (i) the Private Placement Shares have been validly issued and are fully paid and non-assessable and (ii) when (A) issued and delivered in accordance with the Amended and Restated Certificate of Designation of Preference, Rights and Limitations of Series A Convertible Preferred Stock and (B) duly registered on the books of the transfer agent and registrar for the Common Stock, the Conversion Shares and the Dividend Shares will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is intended solely for use in connection with the Registration Statement. This opinion is rendered on, and speaks only as of, the date first written above and does not address any potential change in facts or law that may occur after such date. I assume no obligation to advise you of any change in the law or the facts that may hereafter come to my attention.

1099 Stewart St., Suite 600	Seattle, WA 98101	T: 206-576-5910	charles.lee@redfin.com

I consent to (i) the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Charles Lee

Charles Lee
Senior Corporate Counsel